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                                                                    Exhibit 23.7



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Corporate Express, Inc. for the registration of $325,000,000 of 4-1/2% Convertible Notes due 2000 and 6,500,000 shares of its common stock of our report dated February 19, 1996, except Note 9 for which the date is April 22, 1996, with respect to the consolidated financial statements of ASAP Software Express, Inc. included in Corporate Express, Inc.'s Current Report on Form 3-K/A dated June 19, 1996 filed with the Securities and Exchange Commission.



                                                       /s/ Ernst & Young LLP
Chicago, Illinois

December 18, 1996